EXHIBIT 7.2

                     Nor-Cote International, Inc. and Subsidiaries
                              Financial Statements
                        Six Months Ended June 30, 2003 and 2002





                             TABLE OF CONTENTS


Financial Statements
    Balance Sheets.........................................................  1
    Statements of Operations...............................................  2
    Statement of Stockholders' Equity......................................  3
    Statements of Cash Flows...............................................  4
    Notes to Financial Statements..........................................  5

                     NOR-COTE INTERNATIONAL, INC. AND SUBSIDIARIES
                              Consolidated Balance Sheets

                                                                              (Unaudited)        (Audited)
                                                                                June 30         December 31
                                                                                  2003             2002
                                                                              ------------     ------------
                                         Assets
Current Assets:
     Cash and cash equivalents                                                $  1,014,268     $  1,122,904
     Accounts receivable, less allowance for doubtful accounts of $156,000
         in 2003 and $116,000 in 2002                                            1,595,513        1,812,823
     Inventories                                                                 1,117,562        1,239,182
     Prepaid expenses and other current assets                                     345,128          150,321
     Recoverable income taxes                                                       26,431               --
     Deferred income taxes                                                         157,452          233,337
                                                                              ------------     ------------

     Total Current Assets                                                        4,256,355        4,558,567

Property and Equipment, net                                                      2,360,985        2,579,419

Other Assets:
     Note receivable, related party                                                145,697          145,697
     Sundry                                                                         82,877           73,805
                                                                              ------------     ------------

     Total Assets                                                             $  6,845,914     $  7,357,488
                                                                              ============     ============

                          Liabilities and Shareholder's Equity
Current Liabilities:
     Current portion of long-term debt                                        $    493,954     $    493,954
     Accounts payable                                                              494,577          555,937
     Income taxes payable                                                               --           91,948
     Accrued expenses and other liabilities                                        856,128          667,464
     Current portion of capital lease obligations                                   94,768          141,853
                                                                              ------------     ------------

     Total Current Liabilities                                                   1,939,427        1,951,156

Deferred income taxes                                                               54,629          130,650
Fair value of interest rate swap                                                   213,000          227,765
Capital lease obligations, less current portion                                         --           19,840
Long-term debt, less current portion                                             1,626,881        1,857,464

Shareholder's Equity:
     Common stock, no par value
        Authorized - 10,000,000 shares
        Issued - 2,622,645 shares                                                   24,764           24,764
     Preferred stock, no par value
        Authorized - 2,000,000 shares
        Issued - 747,993 shares                                                      7,383            7,383
        Retained earnings                                                       18,547,048       18,753,436
        Accumulated other comprehensive income                                    (283,345)        (331,097)
        Cost of common stock in treasury - 1,170,658 shares                     (9,493,438)      (9,493,438)
        Unallocated ESOP shares                                                 (5,790,435)      (5,790,435)
                                                                              ------------     ------------

     Total Shareholder's Equity                                                  3,011,977        3,170,613
                                                                              ------------     ------------

        Total Liabilities and Shareholder's Equity                            $  6,845,914     $  7,357,488
                                                                              ============     ============

          See accompanying summary of accounting policies and notes to unaudited interim consolidated financial statements.

                    NOR-COTE INTERNATIONAL, INC. AND SUBSIDIARIES
                        Consolidated Statements of Operations
                                     (Unaudited)


                                                  Six Months Ended
                                               June 30,        June 30,
                                                 2003            2002
                                             -----------     -----------

Sales:
     Domestic                                $ 3,114,394     $ 3,629,283
     International                             2,020,116       2,110,144
                                             -----------     -----------

     Total Sales                               5,134,510       5,739,427

Cost of Sales                                  2,795,314       2,931,440
                                             -----------     -----------

Gross Profit                                   2,339,196       2,807,987

Operating Expenses:
     Selling                                     775,224         602,763
     General and administrative                1,522,378       1,565,328
     Technical service                           120,169         122,275
     Research and development                    144,667         155,018
                                             -----------     -----------

     Total Operating Expense                   2,562,438       2,445,384

Income (Loss) from Operations                   (223,242)        362,603

Other Income (Expense):
     Interest and dividend income                 19,965          64,099
     Interest expense                            (89,570)       (226,846)
     Royalty income                                    0         102,000
     Other, net                                  (16,088)         44,641
                                             -----------     -----------

     Total Other Income (Expense)                (85,693)        (16,106)

Income (Loss) Before Taxes                      (308,935)        346,497

     Income tax benefit (expense)                102,547        (143,826)
                                             -----------     -----------

Net Income (Loss)                            $  (206,388)    $   202,671
                                             ===========     ===========

          See accompanying summary of accounting policies and notes to unaudited interim consolidated financial statements.

                  NOR-COTE INTERNATIONAL, INC. AND SUBSIDIARIES
                 Consolidated Statements of Shareholders' Equity

                                                                                 Accumulated
                                                                                    Other
                                                            Additional          Comprehensive               Unearned      Total
                                          Common  Preferred  Paid-in   Retained     Income      Treasury      ESOP     Shareholders'
                                          Stock     Stock    Capital   Earnings     (Loss)        Stock      Shares       Equity
                                         -------- --------- ---------- -------- -------------   --------    --------   -------------
Balance, January 1, 2002 (Audited)       $ 24,764  $ 7,383   $     0  $18,781,461  $(284,175) $(9,493,438) $(6,509,489) $2,526,506
     Comprehensive income
        Net income                                                        312,345                                          312,345
        Other comprehensive income
           Unrealized losses on
              securities, net of tax
              of $127,734                                                           (178,583)                             (178,583)
           Foreign currency transaction
              adjustment                                                             131,661                               131,661
                 Total comprehensive loss                                                                                  265,423

        ESOP shares committed for release                    (87,597)    (340,370)                             719,054     291,087
        Tax benefit of ESOP transactions                      87,597                                                        87,597
                                         --------  -------   -------  -----------  ---------  -----------  -----------  ----------

Balance, December 31, 2002 (Audited)       24,764    7,383         0   18,753,436   (331,097)  (9,493,438)  (5,790,435)  3,170,613
     Comprehensive income
        Net loss                                                         (206,388)                                        (206,388)
        Other comprehensive income
           Foreign currency transaction
              adjustment                                                              47,752                                47,752
                 Total comprehensive
                    income                                                                                                (158,636)
                                         --------  -------   -------  -----------  ---------  -----------  -----------  ----------

Balance, June 30, 2003 (Unaudited)       $ 24,764  $ 7,383   $     0  $18,547,048  $(283,345) $(9,493,438) $(5,790,435) $3,011,977
                                         ========  =======   =======  ===========  =========  ===========  ===========  ==========

          See accompanying summary of accounting policies and notes to unaudited interim consolidated financial statements.

                  NOR-COTE INTERNATIONAL, INC. AND SUBSIDIARIES
                      Consolidated Statements of Cash Flows
                                   (Unaudited)

                                                                    Six Months Ended
                                                                June 30,        June 30,
                                                                  2003            2002
                                                               -----------     -----------
Operating activities
     Net income (loss)                                         $  (206,388)    $   202,671
     Adjustments to reconcile net income (loss) to net cash
     provided by operating activities:
         Depreciation and amortization                             262,678         298,327
         Deferred income taxes                                        (136)              0
         Fair value of interest rate swap                          (14,765)              0
     Changes in operating assets and liabilities:
         Accounts receivable                                       217,310          28,321
         Inventories                                               121,620         181,962
         Prepaid expenses and other current assets                (194,807)        (20,857)
         Income taxes recoverable/payable                         (118,379)        162,633
         Accounts payable                                          (61,359)        340,325
         Accrued expenses and other liabilities                    188,664         130,839
                                                               -----------     -----------

         Net cash provided by operating activities                 194,438       1,324,221

Investing activities
     Purchases of investments                                           --          (6,919)
     Purchase of property and equipment                            (24,487)       (119,439)
     Other investing changes                                       (22,885)        (50,000)
                                                               -----------     -----------

         Net cash used in investing activities                     (47,372)       (176,358)

Financing activities
     Payments on capital lease obligations                         (66,925)        (51,146)
     Payments on long-term obligations                            (230,583)       (538,885)
                                                               -----------     -----------

     Net cash used in financing activities                        (297,508)       (590,031)

Effect of Foreign Currency Exchange Rate Changes on
     Cash and Cash Equivalents                                      41,806          53,451
                                                               -----------     -----------

Net Increase (Decrease) in Cash and Cash Equivalents              (108,636)        611,283

Cash and Cash Equivalents, Beginning of Year                     1,122,904       1,085,182
                                                               -----------     -----------

Cash and Cash Equivalents, End of Current Period               $ 1,014,268     $ 1,696,465
                                                               ===========     ===========

          See accompanying summary of accounting policies and notes to unaudited interim consolidated financial statements.

                  Nor-Cote International, Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements
                             June 30, 2003 and 2002

Note 1 - Nature of Operations and Summary of Significant Accounting Policies:

Nature of Operations

Nor-Cote International, Inc., headquartered in Crawfordsville, Indiana, specializes in the manufacturing and sale of ultraviolet curable ink and related products. The Company grants credit to customers in several industries including suppliers to consumer products and automotive manufacturers, throughout the world. Consequently, the Company's ability to collect amounts due from customers is affected by economic conditions in the industries and countries within which it operates. The Company performs periodic credit evaluations of its customers' financial condition and generally does not require collateral. Credit losses have been within management's expectations. Domestic sales and international sales approximate 60% and 40% of total sales, respectively. The United States represents approximately 79% of net loss, while the United Kingdom represents approximately 6% and Asia Pacific (Singapore and Malaysia) approximates 15% of net income. The net assets of the Company located outside of the United States, predominately in the United Kingdom, Singapore and Malaysia, are approximately $900,000 and $1,775,000 at June 30, 2003 and December 31, 2002, respectively.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Nor-Cote International, Inc. and its wholly-owned, United Kingdom, Singapore, and Malaysian subsidiaries, U.V. Ink Trading Co. (inactive), Nor-Cote International, Ltd. (formerly Nor-Cote (UK) Ltd.), Nor-Cote International PTE, Ltd., and Nor-Cote (Malaysia) SDN, BHD., respectively. All significant intercompany accounts and transactions have been eliminated in consolidation.

Foreign Currency Translation

Assets and liabilities of the Company's wholly-owned subsidiaries are translated into U. S. dollars at the exchange rate in effect at the end of the period. Revenue and expense accounts are translated at a weighted-average of exchange rates which were in effect during the year. Translation adjustments that arise from translating the subsidiaries financial statements from local currency to U.
S. dollars are accumulated and presented, net of tax, as a separate component of shareholders' equity.

Comprehensive Income (Loss)

Comprehensive income (loss) refers to the change in an entity's equity during a period resulting from all transactions and events other than capital contributed by and distributions to the entities' owners. For the Company, comprehensive income is equal to net income plus the change in unrealized gains or losses on investments and the change in foreign currency translation adjustments. The Company has elected to report comprehensive income in the consolidated statements of shareholders' equity.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                  Nor-Cote International, Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements
                             June 30, 2003 and 2002

Note 1 - Nature of Operations and Summary of Significant Accounting Policies (Continued):

Cash Equivalents

The Company considers all liquid investments with original maturities of three months or less to be cash equivalents. At June 30, 2003, the Company's cash accounts exceeded federally insured limits by approximately $300,000.

Securities

Debt and equity securities for which the Company has no immediate plan to sell but that may be sold in the future are classified as available for sale and carried at fair value. Unrealized gains and losses are recorded, net of related income tax effects, in stockholders' equity.

Realized gains and losses, based on the specifically identified cost of the security, are included in net income.

Accounts Receivable

Accounts receivable are stated at the amount billed to customers. The Company provides an allowance for doubtful accounts, which is based upon a review of outstanding receivables, historical collection information and existing economic conditions. Accounts receivable are ordinarily due 30 days after the issuance of the invoice. Delinquent receivables are written off based on individual credit evaluation and specific circumstances of the customer. The Company's policy is not to accrue interest on past due receivables.

Inventory Pricing

Inventories are stated at the lower of cost or market. Costs of inventory are determined using the first-in, first-out (FIFO) method.


Shipping and Handling

Costs incurred for shipping and handling are included in the Company's financial statements as a component of costs of goods sold.

Property and Equipment

Property and equipment are depreciated over the estimated useful life of each asset. Annual depreciation is computed using the straight-line method. The cost of maintenance and repairs is charged to expense as incurred; significant renewals and improvements are capitalized. The Company leases real estate facilities from a related party. The Company has made leasehold improvements to such property and is depreciating such leasehold improvements and other property and equipment over a period of 3 to 40 years.

                  Nor-Cote International, Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements
                             June 30, 2003 and 2002

Note 1 - Nature of Operations and Summary of Significant Accounting Policies (Continued):

Income Taxes

Deferred tax assets and liabilities are recognized for the tax effects of differences between the financial statement and tax bases of assets and liabilities. A valuation allowance is established to reduce deferred tax assets if it is more likely than not that a deferred tax asset will not be realized. The Company files separate U. S., U. K., Singapore, and Malaysia income tax returns.

Research and Development Costs

Research and development costs are expensed as incurred.

Revenue Recognition

Revenue from the sale of the Company's products is recognized as products are shipped to customers.

Self Insurance

The Company has elected to act as a self-insurer for certain costs related to employee health and accident benefit programs. Costs resulting from non-insured losses are estimated and charged to income when incurred. The Company has purchased insurance which limits its annual exposure for individual claims to $30,000 and which limits its aggregate annual exposure to approximately $250,000.


Note 2 - Inventories:

                                  (Unaudited)            (Audited)
                                    June 30,            December 31,
                                      2003                  2002
                                  -----------           ------------

Raw materials                     $   441,508            $   459,170
Work-in-process                        12,425                  3,946
Finished goods                        663,629                776,066
                                  -----------            -----------

                                  $ 1,117,562            $ 1,239,182
                                  ===========            ===========

                  Nor-Cote International, Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements
                             June 30, 2003 and 2002

Note 3 - Property and Equipment:

                                                    (Unaudited)   (Audited)
                                                      June 30,   December 31,
                                                        2003         2002
                                                    -----------  ------------

Land and building                                   $ 2,841,710   $ 2,841,710
Machinery and equipment                               1,578,200     1,560,123
Leasehold improvements                                  677,039       667,219
Technology service equipment                            125,001       125,001
Sales equipment                                         570,490       567,452
Office equipment                                      1,270,529     1,271,308
Vehicles                                                113,881       113,676
Furniture and fixtures                                  479,051       487,137
Research equipment                                      338,176       334,276
                                                    -----------   -----------

                                                      7,994,077     7,967,902
Less: accumulated depreciation and amortization      (5,633,092)   (5,388,483)
                                                    -----------   -----------

                                                    $ 2,360,985   $ 2,579,419
                                                    ===========   ===========


Note 4 - Long-Term Debt:

To facilitate the adoption of the Nor-Cote International, Inc. Employee Stock Ownership Plan, the Company entered into a credit agreement with a bank at December 28, 2000. The original credit agreement was subsequently amended in 2003. The loans are collateralized by substantially all the assets of the Company and the shares held by the ESOP.

The credit agreement also includes a revolving loan for borrowings not to exceed the lesser of $700,000 or 80% of eligible domestic accounts receivable plus the lesser of $500,000 or the sum of 40% of eligible domestic raw materials plus 60% of eligible domestic finished goods. There were no borrowings against the revolving loan as of June 30, 2003 and December 31, 2002, respectively. The revolving loan expires in December 2005.

The term loan bears interest at a variable rate (4.56% at June 30, 2003) and requires monthly payments of $36,788 plus interest with a balloon payment due in December 2005. In addition, on an annual basis, the Company is required to make principal payments equal to a cash flow formula as provided for in the credit agreement. The annual payments are due on each May 1 through maturity of the loan. No annual payment was due on May 1, 2002 and based on the cash flow formula no annual payment was due on May 1, 2003. The term loan matures in December 2005 at which time the outstanding principal is due in full. The future maturities of the term loan are as follows: 2003: $263,371, 2004: $441,456 and 2005: $1,416,008. The original proceeds of the term loan amounting to $7,500,000 were loaned to the ESOP to finance the ESOP's purchase of the Company's stock.

                  Nor-Cote International, Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements
                             June 30, 2003 and 2002

Note 4 - Long-Term Debt (Continued):

Cash paid for interest approximated $225,000 and $235,000 for the periods ended June 30, 2003 and 2002, respectively.

Capital leases include leases covering a building and other property from a related-party (see Note 12). The building and property leased from a related-party expires on January 1, 2004. Aggregate scheduled payments on capital lease obligations at June 30, 2003 are $96,320 of which $2,654 represents interest.

Property and equipment include the following property under capital leases:

                                                 (Unaudited)    (Audited)
                                                   June 30,    December 31,
                                                     2003          2002
                                                 -----------  -------------

Buildings                                        $ 1,020,000    $ 1,020,000
Equipment                                                  0         26,000
                                                 -----------  -------------
                                                   1,020,000      1,046,000
Less: accumulated depreciation                       970,000        817,000
                                                 -----------  -------------

                                                 $    50,000    $   229,000
                                                 ===========  =============


Note 5 - Derivative Financial Instruments:

Effective January 1, 2001, the Company adopted FASB Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended (FAS 133). FAS 133 requires the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value must be immediately recognized in earnings.

The Company has entered into an interest rate swap agreement for interest rate risk exposure management purposes. The Company pays a fixed rate of 5.98% and receives a floating rate equal to the 30-day LIBOR rate of interest. At June 30, 2003, the notional principal amount of the interest rate swap was $2,500,000 and the floating rate was 1.31%.

                  Nor-Cote International, Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements
                             June 30, 2003 and 2002

Note 5 - Derivative Financial Instruments (Continued):

During the periods ended June 30, 2003 and 2002, respectively, the Company recognized a net gain (loss) approximating $15,000 and ($28,000), respectively, related to the adjustment of the fair value of the swap agreement. These amounts have been included in interest expense in the 2003 and 2002 statements of operations. The fair value of the interest rate swap agreement was a liability of $213,000 at June 30, 2003. The fair value was calculated based on the estimated liquidation value as determined by a third party financial institution.

The interest rate swap agreement expires during December 2005.


Note 6 - Operating Leases:

The Company rents office and warehouse space in the United Kingdom, Singapore and Malaysia under various operating lease arrangements. These leases expire in various years through 2015. These leases generally contain renewal options and require the Company to pay all executory costs (property taxes, maintenance and insurance). Aggregate annual minimum rentals due under the non-cancelable terms of these operating leases are as follows:

        2004                               $  88,891
        2005                                  68,180
        2006                                  53,523
        2007                                  53,523
        2008                                  53,523
     After 2008                              221,461
                                        -------------

                                           $ 539,101
                                        =============


Total rent expense approximated $50,000 and $49,000 for the periods ended June 30, 2003 and 2002, respectively.

                  Nor-Cote International, Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements
                             June 30, 2003 and 2002

Note 7 - Income Taxes:

The provision for income taxes expense (recoverable) includes these components:

                                        (Unaudited)       (Unaudited)
                                          June 30,          June 30,
                                            2003              2002
                                        -----------       -----------

        Current
        Federal                          $ (91,946)        $  54,251
        State                              (21,731)           19,375
        Foreign                             11,436            14,657
                                        -----------       -----------

                                          (102,241)           88,283
                                        -----------       -----------
        Deferred
        Federal                              3,438            47,793
        State                               (3,744)            7,750
                                        -----------       -----------

                                              (306)           55,543
                                        -----------       -----------

                                         $(102,547)        $ 143,826
                                        ===========       ===========

A reconciliation of income tax expense at the statutory rate to the Company's actual income tax expense is shown below:

                                                  (Unaudited)     (Unaudited)
                                                    June 30,        June 30,
                                                      2003            2002
                                                  -----------     -----------

      Computed at the statutory rate (34%)         $ (93,188)      $ 117,809
      Increase (decrease) resulting from
          State income taxes                         (25,476)         17,903
          Foreign profits and losses                  24,851          49,400
          Other                                       (8,734)        (41,286)
                                                  -----------     -----------

          Actual tax expense (recoverable)        $ (102,547)      $ 143,826
                                                  ===========     ===========

Income (loss) before income taxes for U. S. and foreign operations was $(238,608) and $(70,327), respectively, in 2003, and $436,028 and $(89,531), respectively, in 2002. Cash paid for income taxes was $0 and $253,000 in 2003 and 2002, respectively.

                  Nor-Cote International, Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements
                             June 30, 2003 and 2002

Note 7 - Income Taxes (Continued):

The components of the net deferred tax asset (liability) are as follows:

                                               (Unaudited)       (Audited)
                                                 June 30,       December 31,
                                                   2003             2002
                                               -----------      ------------
        Assets
        Capital loss carryforward               $ 132,546         $ 130,051
        Amortization                              102,477           114,154
        Other                                     102,203           104,793
        Capital lease                               8,529            14,390
        Fair value of interest rate swap           90,525            94,978
                                               ----------        ----------

                                                  436,280           458,366
                                               ----------        ----------
        Liabilities
        Depreciation                             (115,096)         (143,565)
        Other                                     (85,815)          (82,063)
                                               ----------        ----------

                                                 (200,911)         (225,628)
                                               ----------        ----------

        Valuation Allowance                      (132,546)         (130,051)
                                               ----------        ----------

                                                $ 102,823         $ 102,687
                                               ==========        ==========

Note 8 - Profit-Sharing Plans:

The Company has a 401(k) profit-sharing plan which is available to all United States employees. Employees may contribute up to 15% of their compensation to the plan. The Company matches a discretionary percentage of contributions made by employees. Beginning in 2001, the Company elected to match employee contributions with allocations of stock released from the Employee Stock Ownership Plan (see Note 11). There were no cash contributions to the Plan during the six-month period ended June 30, 2003 and the year ended December 31, 2002.

In January 2001, the Company adopted an incentive compensation plan to grant certain key executives stock appreciation rights (SARS). Under the terms of the plan, participants are granted stock appreciation rights where the value of each right is equal to the appreciation, if any, in the value of one share of common stock of the Company over an applicable base line amount. At June 30, 2003 and December 31, 2002, the value of one share of common stock was $2.05, less than the applicable base line amount of approximately $11.54, thus no appreciation exists at year-end. SARS become fully vested and payable to a key executive on the last day of the applicable performance period (December 31, 2005) provided the goals for such performance period have been satisfied. At December 31, 2002 and 2001, the performance period has not yet expired nor did the Company meet the required company performance goal, thus no liability is accrued in the consolidated financial statements.

                  Nor-Cote International, Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements
                             June 30, 2003 and 2002

Note 9 - Preferred Stock:

The Company's Articles of Incorporation authorize the issuance of up to 2,000,000 shares of preferred stock with no par value.

Each holder of the preferred shares is entitled to one vote for each share of preferred stock owned. Preferred stock may be converted to common stock at the option of the holder pursuant to preferred stock agreements.

The Company has the option to redeem all or any of the outstanding preferred shares for a price of $9.9236 per share plus any unpaid dividends at the earlier of December 28, 2015 or the date that the ESOP loan (see Note 10) is repaid.

The holders of the Preferred Stock are entitled to receive fixed cumulative dividends at a rate of $0.200535 per share per year. Such dividends shall accrue from the respective issuance dates of the preferred stock and shall accumulate, if not paid, whether or not declared. The holders of the preferred stock are also entitled to receive participating dividends, when and if, dividends are declared on shares of common stock. In addition to the fixed dividends and participating dividends, the preferred shareholders are entitled to a special dividend of $0.396944 per share per year if such dividends are declared by the Board of Directors. In the event of liquidation, the holders of the Preferred Stock are entitled to a liquidation preference over the common shareholders to the extent that there are accrued but unpaid dividends.

As of June 30, 2003, all of the outstanding preferred stock is held by the ESOP (see Note 10).


Note 10 - Employee Stock Plans:

Employee Stock Ownership Plan

In December 2000, the Company adopted the Nor-Cote International, Inc. Employee Stock Ownership Plan (ESOP) with an effective date of January 1, 2000. All employees of the Company located in the United States and two employees located outside the United States are eligible to participate in the ESOP upon meeting the eligibility requirements. All U. S. employees who were employed by the Company as of December 28, 2000 were eligible to participate in the ESOP effective as of the later of January 1, 2000 or their date of hire. All other U.
S. employees hired subsequently will become eligible to participate in the ESOP upon attaining the age 21 and after having completed one year of service. Contributions to the plan are made at the discretion of the Board of Directors. Dividends received by the ESOP may be used at the discretion of the trustee of the ESOP according to the guidelines established by the ESOP plan document. During 2002 and 2001, dividends received by the ESOP were used to repay principal of the ESOP loan from the Company.

                  Nor-Cote International, Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements
                             June 30, 2003 and 2002

Note 10 - Employee Stock Plans (Continued):

Employee Stock Ownership Plan (Continued)

On December 28, 2000, the ESOP borrowed $7,517,297 from the Company and purchased 781,838 shares of the Company's common stock from shareholders. Immediately following the purchase of the shares, each of the common shares held by the ESOP was converted to .95671 preferred shares or 747,993 preferred shares. The loan is to be repaid at a fixed schedule of annual payments established by the loan document over 15 years with the final payment of principal and interest due in December 2014. Interest is payable annually at a rate of 8%. Shares are allocated to the employees based on the ratio of each participant's compensation for the plan year to the sum of all participants' compensation for the plan year to the sum of all participants' compensation for such plan year.

As the principal on the loan balance is reduced, the Company will recognize compensation expense for the fair value of the shares committed to be released and the unearned ESOP shares balance will be reduced by the cost of the shares. The difference between fair value of the shares and the ESOP's cost of the shares is charged or credited to additional paid-in capital. Compensation expense of $250,000 was recorded in each of the periods ended June 30, 2003 and 2002 relating to the ESOP.

The ESOP contains a "put" option that allows participants receiving a distribution in Company stock to resell the shares to either the ESOP or the Company at the then fair market value. As of December 31, 2002 approximately 71,500 shares were committed to be released. The fair market value of approximately 576,000 unallocated shares held by the ESOP was approximately $1,890,000 at December 31, 2002. No shares were committed to be released at June 30, 2003.

As part of a stock call option and put option agreement executed in December 2000, the ESOP has the right to purchase all but not less than all of the remaining outstanding shares of the Company at fair market value at the date the additional shares are purchased. The agreement allows for this option to be exercised at any time up to 120 days after the fifth anniversary of the closing of the ESOP transaction. In the event that the ESOP does not purchase the remaining outstanding shares, the shareholders have the right to put the shares to the Company for a period of 90 days after the expiration of the call option described above at a price equal to fair market value.

                  Nor-Cote International, Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements
                             June 30, 2003 and 2002

Note 11 - Related Party Transactions

Note Receivable, Officer and Shareholder

The Company has a $75,000 note receivable, plus accrued interest at 5.0% of $79,697 and at 6.0% of $70,697 at June 30, 2003 and December 31, 2002,
respectively, due from an officer and shareholder.

Leases

The Company leases a building, which serves as its corporate headquarters and research facility, and certain other properties from an entity in which an officer and shareholder of the Company has a significant ownership interest. The lease, which expires January 1, 2004, provides for fixed rental charges, plus additional rentals based on increases in the Consumer Price Index and/or improvements made by the lessor. The building lease, which is accounted for as a capital lease, required payments of $72,240 for the six months ended June 30, 2003 and $144,480 for the year ended December 31, 2002.


Note 12 - Contingencies

The Company is subject to claims and lawsuits that arise primarily in the ordinary course of business. It is the opinion of management that the disposition or ultimate resolution of such claims and lawsuits will not have a material adverse effect on the consolidated financial position of the Company.